Exhibit 99.1

Eightco Holdings Inc. Achieves Prepayment and Redemption Agreement with respect to Certain Outstanding Senior Secured Convertible Notes and Warrants

Safety Harbor, Florida, October 24, 2023 — Eightco Holdings Inc. (NASDAQ: OCTO) (the “Company”) is pleased to unveil a Prepayment and Redemption Agreement (the “Agreement”) with an accredited investor (“Investor”), signifying a noteworthy milestone in our journey. This agreement, effective as of October 23, 2023, marks progression in the transformation of our financial structure.

The Company has entered into the Agreement with the Investor pursuant to which the Company is to prepay and redeem all outstanding financial instruments with the Investor, including all the Senior Secured Convertible Notes (“Notes”) and outstanding warrants, for a cumulative total of $8,215,000. This includes an initial payment of $3,000,000, strategically designated for the 2022 Note, a portion of the 2023 Note, and the full redemption of the outstanding warrants. In addition, the 2023 Note will no longer be convertible. Subsequent payments, ranging from $150,000 to $2,275,000, are to be applied to the 2023 Note and continue on a monthly basis, culminating in a final payment on March 15, 2024.

Brian McFadden, CEO of Eightco Holdings Inc., emphasized, “The prepayment settlement with the Investor is a significant achievement for our company. As we complete these payments, we’ll notably reduce the number of issuable shares of our common stock reflected in our fully diluted capitalization table. The elimination of the Investor’s ability to convert the Notes and exercise the outstanding warrants represents a stride in our quest to unlock the market potential inherent in our underlying businesses.”

With the Investor’s receipt of the initial payment, in addition to the outstanding warrants being redeemed, the 2023 Note will no longer be convertible, providing an opportunity for financial stability for the Company. However, the 2023 Note conversion rights will be reinstated if there is an Event of Default under the 2023 Note or if the Company fails to meet its payment obligations under the Prepayment Agreement.

For more detailed information regarding the Agreement, please refer to Exhibit 10.1, a part of our Form 8-K dated October 24, 2023.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements in this press release other than statements of historical fact could be deemed forward looking. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “expand,” “advance,” “develop” “believes,” “guidance,” “target,” “may,” “remain,” “project,” “outlook,” “intend,” “estimate,” “could,” “should,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company’s filings with the Securities and Exchange Commission, including the section titled “Risk Factors” in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. There is no guaranty that the Company will be able to satisfy its obligations under the Agreement. If it is not able to do so, all of the benefits to the Company of the Agreement will not be realized. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

For further information, please contact:

Investor Relations

Richard Brown

617-819-1289

investors@8co.holdings